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                                                                    EXHIBIT 10.7


                                INFLUENCE, INC.
                             1995 Stock Option Plan


1.     DEFINITIONS

       In this Plan, except; where the context otherwise indicates, the following definitions apply:

       (a) "Agreement" means the written agreement implementing a grant of an Option or an award of Restricted Stock.

       (b)  "Board" means the Board of Directors of the Company.

       (c)  "Code" means the Internal Revenue Code of 1986, as amended.

       (d) "Committee" means the committee of the Board meeting the standards of Rule 16b-3(c)(2)(i) of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar successor rule, appointed by the Board to administer this Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board or the Board as a whole shall be the Committee.

       (e) "Common Stock" means the common stock, par value $0.001 per share, of the Company.

       (f)  "Company" means Influence, Inc., a Delaware corporation.

       (g) "Date of Exercise" means the date on which the Company receives notice pursuant to Section 7(a) of the exercise of an Option.

       (h) "Date of Grant" means the date on which an Option is granted or an award of Restricted Stock is authorized by the action of the Committee or such later date as may be specified in the grant or authorization.

       (i) "Director" means any person who is a director of the Company or any Subsidiary.

       (j) "Director-employee" means an Employee who is also a Director of the Company.

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